Exhibit 12

General Growth Properties, Inc

Statement of Ratio of Earnings to Fixed Charges

(Includes Distributions from Unconsolidated RE Affiliates in excess of income)

	Successor				Predecessor
	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Year Ended December 31, 2011	Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(in thousands)
Earnings
(Loss) income from continuing operations (1)	$(192,686)	$9,845	$(279,788)	$(249,079)	$(635,341)	$(523,441)	$(133,290)	$225,577
Less: Provision for income taxes	1,396	3,041	8,723	(8,992)	(60,962)	5,693	7,353	(304,546)
Less: Equity in (income) loss of Unconsolidated Real Estate Affiliates	(5,952)	2,933	(2,898)	504	(21,857)	(32,843)	(57,088)	(89,949)
Plus: Fixed Charges (2)	224,594	228,765	972,071	134,614	1,154,544	1,203,716	1,228,460	1,200,089
Plus: Amortization of capitalized interest	18	11	50	1	3,255	3,716	3,681	2,624
Plus: Distributions received from Unconsolidated Real Estate Affiliates (3)	76,372	26,690	149,516	24,723	212,774	111,733	178,773	427,746
Less: Capitalized interest	(109)	(443)	(1,898)	(207)	(11,559)	(6,297)	(15,920)	(24,956)
Less: Preferred unit distributions	(5,433)	(2,336)	(9,654)	(1,641)	(8,203)	(9,434)	(10,572)	(12,963)
Earnings	$98,200	$268,506	$836,122	$(100,077)	$632,651	$752,843	$1,201,397	$1,423,622

Net Interest
Interest expense	$215,827	$219,621	$892,099	$128,841	$1,182,999	$1,210,937	$1,231,394	$1,101,443
Interest income	(666)	(679)	(2,429)	(722)	(1,466)	(1,571)	(1,184)	7,105
Amortization of deferred finance costs	(596)	(427)	(2,705)	(44)	(7,929)	(35,729)	(42,560)	18,070
Debt extinguishment costs and amortization/write-off of market rate adjustments	2,566	5,717	65,700	3,585	(42,429)	9,223	9,403	27,427
Other non-cash interest expense	(164)	(201)	(557)	(72)	(1,118)	(1,111)	(740)	806
Net interest	$216,967	$224,031	$952,108	$131,588	$1,130,057	$1,181,749	$1,196,313	$1,154,851

Fixed Charges
Net interest	$216,967	$224,031	$952,108	$131,588	$1,130,057	$1,181,749	$1,196,313	$1,154,851
Ground rent expense	2,085	1,955	8,411	1,178	4,725	6,236	5,655	7,319
Capitalized interest	109	443	1,898	207	11,559	6,297	15,920	24,956
Preferred unit distributions	5,433	2,336	9,654	1,641	8,203	9,434	10,572	12,963
Fixed charges	$224,594	$228,765	$972,071	$134,614	$1,154,544	$1,203,716	$1,228,460	$1,200,089

Ratio of Consolidated Earnings to Fixed Charges	0.44	1.17	0.86	N/A	0.55	0.63	0.98	1.19

(1) — (Loss) income from continuing operations component of Earnings includes non-cash charges for depreciation and amortization expense, provisions for impairment, and the effect of adjusting our warrant liability to fair value.  Depreciation and amortization expense included in (Loss) income from continuing operations was $217.6 million, $227.8 million,  $899.6 million, $125.1 million, $517.3 million, $621.1 million, $644.7 million, and $545.2 million for the quarters ended March 31, 2012, and March 31, 2011, the year ended December 31, 2011, the period from November 10, 2010 through December 31, 2010, the period from January 1, 2009 through November 9, 2010, and the years ended December 31, 2009, December 31, 2008, and December 31, 2007, respectively.  Provisions for impairment included in (Loss) income from continuing operations was $64.3 million, $0.0, $4.5 million, $316.0 million, $58.3 million, and $2.2 million for the year ended December 31, 2011, the period from November 10, 2010 through December 31, 2010, the period from January 1, 2010 through November 9, 2010, and the years ended December 31, 2009, December 31, 2008, and December 31, 2007, respectively.  The effect of adjusting our warrant liability to fair value included in (Loss) income from continuing operations was ($143.1) million and  $76.4 million for the quarters ended March 31, 2012, and March 31, 2011, respectively, $55.0 million for the year ended December 31, 2011 and ($205.3) million for the period from November 10, 2010 through December 31, 2010.

(2) — Fixed charges exceeded earnings by $126.4 million, $135.9 million, $234.7 million, $521.9 million, $450.9 million, and $27.1 million for the quarter ended March 31, 2012, the year ended December 31, 2011, the period from November 10, 2010 through December 31, 2010, the period from January 1, 2010 through November 9, 2010, and the years ended December 31, 2009, and 2008, respectively.

(3) — Includes both operating and investing distributions.